Exhibit 99.1

LBI MEDIA, INC.

Moderator: Lenard Liberman

August 15, 2005

4:00 p.m. CT

Operator: Good day and welcome to today’s LBI Media Incorporated second quarter 2005 results conference call. As a reminder, today’s call is being recorded.

At this time for opening remarks I would like to turn the call over to the Executive Vice President, Mr. Lenard Liberman. Please go ahead, sir.

Lenard Liberman: Thank you, operator. Good afternoon, everyone. Welcome to our second quarter 2005 earnings teleconference.

During today’s call, we’ll provide an overview of operating results for the quarter ended June 30, 2005 as well as discuss recent developments at LBI Media. I will also address more detailed financial results and then answer questions.

Before I begin, I have to advise you this teleconference may contain forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI in the future are forward-looking statements. These statements regarding future plans, events, financial results and prospects of performance at LBI Media are predictions that involve risks and uncertainties, and actual results may vary materially. I refer you to LBI Media’s press release dated August 15, 2005 for important factors you should consider in evaluating this information. The forward-looking statements made during this call speak only as of the date hereof. The company undertakes no obligation to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G, as adopted by the SEC. This term is adjusted EBITDA, which we define as net income plus income tax expense, loss/gain on the sale of property and equipment, net interest expense, depreciation and non-cash employee compensation. However, for the purposes of this teleconference I’ll refer to what we entitle adjusted EBITDA as simply EBITDA. In conformity with Regulation G we provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities that appear in accordance with U.S. Generally Accepted Accounting Principles in our press release issued today. This reconciliation is also provided in our 10-Q, which was filed with the SEC today.

For the quarter ended June 30, 2005 net revenues increased seven percent to $26.4 million from $24.8 million for the same quarter last year. For the six months ended June 30, 2005 net revenues increased six percent to $46.9 million from $44.1 million for the same period last year.

Our radio division net revenues increased 21 percent to $14.2 million from $11.8 million for the same quarter last year. Radio division net revenues increased 15 percent to $23.8 million from $20.7 million for the six months ended June 30, 2005.

Our flagship Los Angeles radio station, Que Buena, continues to be among the top ranked stations for both the 18 to 34 and 18 to 49 demographics according to the most recent Arbitron rating survey. We are now the number one Hispanic radio station in the Los Angeles market from 10:00 a.m. to 3:00 p.m. in all demographics, 18-34, 18-49 and 25-54. And our morning show has posted a 15 percent ratings gain over the prior year.

In Houston our top ranked radio station, La Raza, achieved the number two position among Spanish radio stations in the 25 to 54 demographics for the first time ever. We believe the combination of our focus on improved radio sales and our ratings performance should translate into additional revenue gains during the remainder of 2005.

In the second quarter of 2005 net revenue at our television group declined six percent from $13 million to $12.2 million versus the second quarter of 2004. Television net revenue decreased one percent to $23.1 million from $23.4 million for the six months ended June 30, 2005. Most of this decline can be attributed to a weak national sales environment.

On a positive note, we are very excited about our enhanced television programming lineup including the addition of two new internally produced primetime programs, Estudio Dos and Secretos Houston. Both of these programs began airing during the second quarter of this year.

Estudio Dos is a musical variety program that combines the performance of hit artists, comediennes and a talent search. Secretos Houston is a spin-off of our top rated primetime program Secretos. We anticipate the revenue at our television stations will improve in the second half of this year due to the ratings performance of these new internally produced programs.

Specifically, KRCA-TV in Los Angeles has achieved the number two position in the July Nielsen Ratings period from 3:00 p.m. to 9:00 p.m. in the 18 to 34 year-old demographic. By beating such networks as Telemundo and TeleFutura in this key early fringe and primetime programming period, we have proven the success of our internally produced programming.

Our Houston television station has also achieved some of its highest ratings in the meter overnight Nielsen Ratings for July sweeps. These ratings were also achieved with our internally produced programs. We believe that revenue growth should follow this television ratings performance.

On April 27, 2005 Spanish Media Team, Incorporated, LBI’s national sales representative, owned and operated by Jose Liberman and myself, merged with and into Liberman Broadcasting, Inc. LBI paid $5.1 million for the shares of common stock of Spanish Media. The consideration was paid in cash of $3.3 million and notes to myself and Jose Liberman with a principle amount of $900,000 each.

I will now review our financial results for the second quarter of 2005. We posted our second quarter results in a press release that was issued today.

For the quarter ended June 30, 2005 net revenues increased seven percent to $26.4 million from $24.8 million for the same quarter last year. This increase was primarily attributable to revenue growth from our radio stations across all markets. These increases were partially offset by the decline in revenue from our California television stations, primarily resulting from the loss of national revenues. Operating expenses, excluding depreciation and non-cash employee compensation, increased 13 percent to $12.8 million in the second quarter of 2005 versus $11.4 million in the second quarter of 2004. This growth in operating expenses can be primarily attributed to the incremental costs associated with producing additional in-house television programming, increased promotional expenses, increased music license fees, and additional sales, salaries and commissions associated with the growth of our revenue base. In addition, our operating expenses were increased by $247,000 as a result of expenses associated with our yet to be completed initial public offering. As a result, second quarter 2005 adjusted EBITDA increased one percent to $13.5 million from $13.4 million for the same quarter last year. Not including these IPO expenses, however, our EBITDA would have increased three percent to $13.8 million.

Radio division net revenues increased 21 percent to $14.2 million from $11.8 million for the same quarter last year. The increase in revenue can be attributed to revenue growth across all of our markets. Operating expenses, excluding depreciation and non-cash employee compensation increased five percent to $5.4 million from $5.2 million in the same quarter last year. The growth in operating expenses can be primarily attributed to an increase in promotional expenses and an increase in music license fees. Our operating income increased 34 percent to $8.4 million from $6.2 million for the same quarter of 2004. Adjusted EBITDA increased 33 percent to $8.7 million from $6.6 million for the second quarter of 2004.

Television division net revenues decreased six percent to $12.2 million for the quarter ended June 30, 2005 from $13 million for the same quarter last year. This decrease was primarily due to a decrease in national revenues. Operating expenses, excluding depreciation and non-cash employee compensation, increased 19 percent to $7.4 million from $6.2 million for the same quarter last year. This growth in operating expenses can be primarily attributed to additional expenses associated with our newly internally produced television programming, increased promotional expenses, and increase expenses at KMPX-TV in Dallas, Texas. Operating income decreased 35 percent to $33.9 million from $6.0 million for the same quarter last year. Adjusted EBITDA decreased 29 percent to $4.8 million from $6.8 million for the same quarter last year.

For the six months ended June 30, 2005 net revenues increased six percent to $46.9 million from $44.1 million for the same period last year. This increase was primarily attributable to revenue growth from our radio stations across all of our markets as well as our Dallas television station. For the six months ended June 30, 2005 operating expenses, excluding depreciation and non-cash employee compensation, increased 12 percent to $24.6 million versus $22.1 million for the six months ended June 30, 2004. This increase in operating expenses can be primarily attributed to the incremental costs associated with producing additional in-house television programming, increased promotional expenses, and additional sales salaries and commissions associated with the growth in our revenue base. In addition, our operating expenses were increased by $247,000 as a result of expenses associated with our yet to be completed initial public offering. Adjusted EBITDA for the six months ended June 30, 2005 increased one percent to $22.3 million from $22.1 million for the same six month period last year. Without these IPO expenses, however, EBITDA would be $22.5 million, an increase of two percent from $22.1 million for the same period last year.

Radio division net revenues increased 15 percent to $23.8 million from $20.7 million for the six months ended June 30, 2005 due to revenue growth across all of our markets. Operating expenses, excluding depreciation and non-cash employee compensation, increased four percent to $10.4 million from $10 million for the same period last year. Operating income increased 44 percent to $12.7 million from $8.9 million for the same period last year, primarily due to increase in revenues and a decrease in non-cash employee compensation. Adjusted EBITDA increased 25 percent to $13.4 million from $10.7 million for the six months ended June 30, 2005.

Television division net revenues decreased one percent to $23.1 million for the six months ended June 30, 2005 from $23.4 million for the same six month period last year. Operating expenses, including depreciation and non-cash employee compensation, increased 18 percent to $14.3 million from $12.1 million for the same period last year. This growth in operating expenses can be primarily attributed to the additional expenses associated with our internally produced television programming, increased promotional expenses, and increased expenses at KMPX-TV in Dallas, Texas. Operating income decreased 29 percent to $7.1 million from $9.9 million for the same period last year. Adjusted EBITDA for the six months ended June 30, 2005 increased 22 percent to $8.9 million from $11.4 million for the same six month period last year.

Turning to our balance sheet, at June 30, 2005 we had approximately $3.9 million in cash and short-term marketable securities and a total debt of $278.5 million. Our total debt balance included $125.9 million of borrowings from our senior credit facility. Based upon our trailing 12-month adjusted EBITDA of $44.8 million as of June 30, 2005 our total debt-to-EBITDA ratio was 6.2 times. We can borrow approximately $35.1 million under our senior credit facility in remain in compliance with the financial covenants governed by our senior credit facility agreement and senior subordinated note indenture. As of the end of the quarter we are in compliance with all financial and non-financial covenants governing our debt agreements.

Our cash capital expenditures for the three months ended June 30, 2005 were approximately $2.5 million relating to the relocation of our Dallas television station to a new transmitter site at Cedar Hill and the addition of a studio and transmission equipment for our Los Angeles and Houston television stations.

This concludes our formal remarks. I will now turn the call over to the operator for a moderated question-and-answer session. Thank you.

Operator: Thank you. The question-and-answer session will be conducted electronically. If you’d like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again if you’d like to ask a question, please press star one at this time.

We’ll take our first question from Conrad Chen of TCW.

Conrad Chen: Hi. Good morning or actually good afternoon. Just a few questions.

One, have you guys been in touch with – or have the rating agencies contacted you guys? Because I know last month you guys had gotten downgraded by S&P. I was just curious if they had given any – tried to get any information from you before doing so.

Lenard Liberman: S&P had contacted us early – probably middle of second quarter and asked for ratings information and some financial information. Aside from that, that’s the only contact I’ve had with the rating agency.

Conrad Chen: OK. And did they give you any indication as to what you could do to improve your rating, or they just sort of had come out with it and surprised you with the information?

Lenard Liberman: No. I think they would want to see deleveraging. So, the IPO, for instance, would be a positive event for them. I think they are looking at that. And when that was pulled – or delayed they sort of took a second look.

Conrad Chen: OK. And with regards to that, I noticed in the Q – so, you’ve modified the use of proceeds now that the call on the notes has expired, right?

Lenard Liberman: Yes. I think that – well, it’s still up to question because we can still do the call back on the holding company notes. It’s just a question of whether it’s economically feasible to do it. So, I think generally now we just say to pay back debt as opposed to pay back the holding company notes.

Conrad Chen: OK. And the TV division, obviously, as you said, you’ve been posting some good numbers in the ratings books. When would you expect to see a pick up in your ad sales from those strong ratings? Would it be this quarter or next quarter? I’m not too clear on the timing of that stuff.

Lenard Liberman: Expectation – I mean, it’s hard to predict these things and I wouldn’t want to be – I’m not a prophet, but my expectation would be that sometime in third quarter you’d see some increase and then you’d see the bigger increases in the fourth quarter.

Conrad Chen: OK. So, you haven’t gotten any feedback from your sales force currently that they’re – are you guys trying to push through …

Lenard Liberman: I’ve seen …

Conrad Chen: … increases or getting new advertisers?

Lenard Liberman: Yes, we’re getting new advertisers and we’re seeing increases. It’s just hard to know exactly where the quarter will end. The pacings are looking good right now, but it’s still middle of the quarter, so it’s hard to know exactly where it’ll end up.

Conrad Chen: OK. And my last question is with regards to your CFO search. Do you have any update on how close you are? Have you narrowed the selection process down?

Lenard Liberman: Yes, we’ve narrowed it down to a couple of candidates and we’re just doing the final background checks and final, final interviews, but it should be very imminent.

Conrad Chen: OK. All right. That’s all I had. Thank you very much.

Operator: Thank you. As a reminder if you’d like to ask a question, please press star one on your touch-tone telephone at this time. We’ll now take our next question from Todd Morgan of CIBC World Markets.

Todd Morgan: Good afternoon. Thank you, Lenard. I had two questions. I guess first of all on the IPO expenses can you give us any better sense of what those consist of? In other words, are those external professional fees, filing fees, or would they, for example, be going away if you were to actually complete an IPO, or are they just kind of categorizing them in that form right now?

And I guess secondly can you talk a little bit about – you do have some availability in revolving credit lines under your credit facilities – how you would kind of evaluate the growth opportunities, acquisition opportunities versus not buying those and just trying to pay down debt?

Lenard Liberman: The answer to the first question is that the IPO expenses were largely attorneys’ fees. And since they’ve been expensed I don’t know the accounting rule specifically, but our expectation is still to go public. I don’t imagine that I could then capitalize those expenses, but it’s a question to ask the accountants, I suppose. If you were interested I could ask that question.

In terms of how we would use the availability under our bank agreement, my expectation is I would want to pay down debt. And if an acquisition came up hopefully I could time that with our going public, although as I evaluate acquisitions – and I’m not really imminently looking at anything right now. But as I evaluate them I’d probably look at television or radio in attractive markets, and just depending on the pricing. While I don’t have anything planned right now, you can just never tell when something attractive comes available.

Todd Morgan: OK. Fair enough. Then that’s pretty strong growth on the radio side, so that’s good to see.

Lenard Liberman: Yes. And I think that we saw nice ratings increases in radio nine months ago or so or a year ago, and it’s paying off. And, God willing, the same will happen in television.

Todd Morgan: Good. We’ll keep our fingers crossed. Thanks.

Lenard Liberman: Thanks.

Operator: Thank you. As a final reminder if you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone at this time. We’ll take our next question from Joe Rodbard of Nomura Asset Management.

Joe Rodbard: Hi. Thanks for taking the call. I was wondering if you could provide a little more color on what we see on the TV side and if you could quantify the ratings decline. And perhaps to the extent it’s limited to one or two shows, perhaps Gana la Verde, if you could discuss which specific shows have shown this ratings deterioration.

Lenard Liberman: Actually its ratings increases, not decreases. We’re number two 18-34 from 3:00 p.m. to 9:00 p.m. We haven’t done that before. In fact, our shows in primetime, Estudio Dos, is strongly number two. Secretos at 8:00 is number two and Secretos Houston at 8:30 is number two. The shows leading into those time periods, Jose Luis Sin Censura is number two and Buscando Amor was number two or number three. So, in fact, the ratings have increased nicely.

And, I’m sorry, what was the second part of that question? Because it was not a ratings decrease. It was an increase.

Joe Rodbard: I was confused. There was that revenue decline in California.

Lenard Liberman: No, that was in terms of revenue. And it’s largely in the area of national. I think that we had a very difficult quarter for national revenue on the TV side.

Joe Rodbard: So, revenue has decreased despite the increase in ratings?

Lenard Liberman: Right, because the ratings increase started in May and July. So, we wouldn’t ordinarily – the May book came out some time in June, so we wouldn’t have really seen any benefit from that until third quarter. And May would traditionally impact fourth quarter.

Joe Rodbard: Thank you.

Operator: Thank you. And once again if you’d like to ask a question, please do so by pressing the star key followed by the digit one. It appears we have no further questions.

This will conclude today’s conference. We’d like to thank you all again for your participation and wish you a great day.

Lenard Liberman: Thank you, operator.

END